EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 6, 2006, with respect to the financial statements of Micromet AG included in the Proxy Statement of CancerVax Corporation that is made a part of the Registration Statement (Form S-4) dated February 13, 2006 and related Prospectus of CancerVax Corporation for the registration of up to 69,458,195 shares of its common stock.
/s/ Ernst & Young AG
Wirtschaftsprufungsgesellschaft
Munich, February 13, 2006

/s/ Elia Napolitano	/s/ Gert von Borries

Dr. E. Napolitano	G. von Borries
German Public Auditor	German Public Auditor